May 5, 1999



Board of Directors
Micrion Corporation
One Corporation Way
Peabody, MA 01960

     Re: Merger transaction pursuant to that certain Agreement and Plan of Merger date December 3, 1998 by and among FEI Company ("FEI"), MC Acquisition Corporation ("Sub") and Micrion Corporation ("Micrion")

Dear Ladies and Gentlemen:

     We have acted as your counsel in connection with the proposed merger of Sub, an Oregon corporation, and Micrion, a Massachusetts corporation, and related transactions (the "Merger"). Sub is a wholly owned subsidiary of FEI, an Oregon corporation. The parties will effect the Merger pursuant to the terms of the Agreement and Plan of Merger dated as of December 3, 1998 (the "Merger Agreement") by and among FEI, Sub and Micrion. Unless otherwise defined in this letter, all capitalized terms have the same meanings as set forth in the Merger Agreement.

     This opinion letter sets forth our opinions as to certain federal income tax matters relating to Micrion and its stockholders as of the Effective Time. The opinions set forth below are based upon the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, and administrative regulations and published rulings and other pronouncements, all as in effect and existing on the date hereof. The law expressed in the Code and in such decisions, regulations, and rulings is subject to change at any time (and any such change could have retroactive effect), and future legislative, judicial, or administrative actions could affect the opinions expressed herein. These opinions are not binding on the Internal Revenue Service or the courts and there can be no assurance that the Internal Revenue Service or courts would agree with our conclusions. No ruling has been or will be requested from the Internal Revenue Service concerning the U.S. federal income tax consequences of the Merger. By rendering these opinions we undertake no responsibility to advise you of any developments in the application or interpretation of the federal income tax laws. Our opinions are also based on the facts and assumptions stated herein. Any variation or differences in the facts recited herein for any reason might affect the conclusions stated herein in an adverse manner or make them inapplicable.



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Board of Directors
Micrion Corporation
May 5, 1999
Page 2


     We have formed our opinions after review of, and in reliance upon, the Merger Agreement, including all exhibits and attachments thereto, the representations of the parties, and the Form S-4 Registration Statement to be filed by FEI with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"). We have assumed that all documents presented to us as originals are authentic, that all signatures are genuine, and that all copies of documents fully conform to authentic original documents. We have further assumed that all facts, representations, and warranties set forth in the Merger Agreement (including exhibits thereto) and the Registration Statement are true and accurate and will continue to be true and accurate at the Effective Time, that all conditions and covenants to closing set forth in the Merger Agreement and pertinent to these opinions will be met and will not be waived, and that all other documents provided for in the Merger Agreement will be properly executed and delivered prior to the Effective Time. We have assumed that any representation or statement made "to the best of knowledge " or similarity qualified is correct without such qualification. We have also assumed that all representations provided to us by FEI, Sub and Micrion in the attached certificates are true and accurate and continue to be true and accurate at the Effective Time. We have further assumed that at all relevant times prior to and including the Effective Date of the Merger (i) no outstanding indebtedness of FEI, Sub or Micrion has or will represent equity for tax purposes; (ii) no outstanding equity of Micrion, Sub or FEI has represented or will represent indebtedness for tax purposes; (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire Micrion capital stock (or to share in the appreciation thereof) constitutes or will constitute "stock" for purposes of Section 368(c) of the Code.

     Our opinions are limited to the specific federal income tax matters described below. We intend to offer no other opinions and no other opinions should be inferred. In particular, these opinions do not address any issues relating to any state, local, or foreign taxes or to any other federal taxes. Except as specifically stated below, these opinions also do not address the tax consequences of the Merger for any taxpayer other than Micrion and its stockholders, including FEI and the stockholders thereof, as to whom counsel for FEI is rendering tax opinions. We are unable to opine with certainty concerning the federal income tax consequences of the Merger because such federal income tax consequences depend on the relative values of FEI Common Stock and cash received by Micrion stockholders in the Merger.

     Based upon and subject to the foregoing, it is our opinion that for federal income tax purposes, if Micrion is merged with and into Sub in the Merger and at least 40 percent of the total consideration received by the Micrion stockholders in the Merger consists of FEI Common Stock, or if Sub is merged with and into Micrion in the Merger and the Merger consideration consists solely of FEI Common Stock, then: (i) the Merger will constitute a reorganization within the meaning of section 368(a) of the Code; (ii) no gain or loss will be recognized by Micrion as a result of the Merger; (iii) the amount of gain recognized by a Micrion stockholder upon the


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Board of Directors
Micrion Corporation
May 5, 1999
Page 2


exchange of Micrion Shares for Merger Consideration will equal the lesser of (a) the cash (if any) received by such stockholder in exchange for Micrion shares, and (b) the stockholder's total gain in the Micrion shares exchanged; (iv) the aggregate tax basis of the shares of FEI received in exchange for Micrion Shares in the Merger in the hands of a former stockholder of Micrion will be the same as the aggregate tax basis of the Micrion Shares exchanged for FEI Common Stock by such stockholder, reduced by the amount of cash received by such stockholder in the Merger, and increased by any gain recognized by such stockholder in the Merger; (v) the holding period of the shares of FEI Common Stock received in exchange for Micrion shares in the Merger will include the holding period of the Micrion Shares exchanged for FEI Common Stock (provided the Micrion Shares were held as a capital asset by the Micrion stockholder at the Effective Time); and
(vi) the discussion of federal income tax consequences concerning Micrion and its stockholders set forth in the Registration Statement under the heading "United States Federal Income Tax Consequences" is accurate in all material aspects.

     If the aggregate value of the FEI Common Stock to be received by the Micrion stockholders pursuant to the Merger Agreement in their capacity as stockholders of Micrion constitutes less than 40% of the value of the total Merger Consideration, determined by reference to the closing price of FEI Common Stock on the Closing Date, the Merger will be effected by a Merger of Sub with and into Micrion. In such circumstances, in our opinion no gain or loss will be recognized by Micrion as a result of the Merger, but a Micrion stockholder will recognize gain or loss upon the exchange of Micrion Shares for Merger Consideration in an amount equal to the difference between the value of the Merger Consideration received by such stockholder and such stockholder's tax basis in the Micrion Shares exchanged in the Merger.

     These opinions are intended solely for the benefit of Micrion and its stockholders and not for the benefit of any other person or entity, and may not be made available to or relied upon by any other person or entity without our prior written consent. We hereby consent to the inclusion of a copy of this opinion letter as an Exhibit to the Registration Statement and to all references to us and to this opinion letter in the Registration Statement.


                                       Very truly yours,


                                       CHOATE, HALL & STEWART